UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21287 (Commission File Number)	95-3732595 (I.R.S. Employer Identification No.)

2381 Rosecrans Avenue El Segundo, California (Address of principal executive offices)	90245 (Zip Code)

(310) 536-0908
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

Effective August 1, 2007, the Board of Directors of Peerless Systems Corporation (the “Company”) increased the authorized number of directors from four to six and effective August 2 and 3, 2007, appointed John C. Reece and John Thomas Zender, respectively, as directors of the Company to fill the vacancies created thereby.

Since 1999, Mr. Reece has served as chairman and CEO of John C. Reece and Associates, LLC, the firm he founded to provide leadership assistance to corporate and government executives in resolving issues disrupting their enterprises’ value-creation performance. Previously, Mr. Reece served as deputy commissioner for modernization and chief information officer (“CIO”) at the Internal Revenue Service (“IRS”). In this capacity he led the agency’s business systems transformation programs. Prior to joining the IRS, he was vice president of information technology at Time Warner Inc., functioning as that company’s first CIO. Earlier, Mr. Reece spent nearly a decade as managing partner of Booz Allen & Hamilton’s information technology practice in the Midwest. Currently, he is a board member of Exponential Storage, Inc., a fellow of the Ponemon Institute, and serves on Oakley Network’s and Applied Identity, Inc.’s advisory boards. He has previously served on many other executive advisory boards, including those at AT&T, Oracle, Sun Microsystems and Bristol Myers-Squibb. Mr. Reece holds a bachelor’s degree from Northwestern University.

From September 2001 to February 2007, Mr. Zender served as president and CEO of Unity, a worldwide not-for-profit, trans-denominational spiritual support movement. From 1996 to 2001, he was an executive consultant working with partners and others to fund start-up technology companies, serving as CEO and board member for several companies during their incubation phase, and providing leadership and strategic consulting to management. From 1995 to 1996, Mr. Zender was the general manager of the Software Business Unit of MTI Technology, a Nasdaq-listed developer of data storage and data management systems. From 1989 to 1995, he was the vice president of marketing and business development for Encore Computer, a Nasdaq-listed high-performance computer systems and storage company. From 1986 to 1989, Mr. Zender was the vice president of corporate development for MAI Systems, a NYSE-listed producer of interactive business computer systems. Prior to joining MAI Systems, he held management positions at General Electric, Honeywell and ITT. Presently, Mr. Zender serves as chairman of the board of VillageEDOCS, a publicly held Internet messaging services company. He is also a member of the Leadership Council for the Association of Global New Thought. Further, he serves as a board member at Ottawa University. He has previously served as a board member of the Forum for Corporate Directors in Southern California and several other boards, including publicly and privately held corporations, and not-for-profit organizations. Mr. Zender holds a degree in business administration from Ottawa University.

There are no arrangements or understandings between Mr. Reece and Mr. Zender and any other persons pursuant to which they were appointed as directors. There are no family relationships among Mr. Reece and Mr. Zender and the directors or executive officers of the Company.

At the time of this filing, Mr. Reece and Mr. Zender have not been named to serve on any committees of the Board of Directors of the Company.

Mr. Reece and Mr. Zender are not a parties to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K.

Each non-employee director of the Company receives a $15,000 yearly retainer and $1,000 for each Board meeting attended. Directors are entitled to receive $25,000 upon consideration of a strategic transaction. All directors are reimbursed for expenses incurred in connection with service on the Board of Directors.

Pursuant to the Company’s 2005 Incentive Award Plan, each non-employee director automatically receives options to purchase 30,000 shares of the Company’s common stock in connection with his initial election to the Board of Directors and automatically receives options to purchase 10,000 shares of the Company’s Common Stock on the date of each annual stockholder meeting at which he is re-elected. Options for non-employee directors vest at a rate of 25% on the first anniversary of the date of grant and 1/36th of the shares subject to the option vest each month thereafter for the following three years at an exercise price equal to fair market value on the date of grant.

On August 7, 2007, the Company issued a press release announcing the appointment of Mr. Reece and Mr. Zender to the Board of Directors, and the Board of Director’s approval to expand the size of the Board of Directors from four to six directors. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated August 7, 2007, announcing the appointment of two directors and expansion of the board to six directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEERLESS SYSTEMS CORPORATION
Date: August 7, 2007	By /s/ Richard L. Roll Richard L. Roll President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated August 7, 2007, announcing the appointment of two directors and expansion of the board to six directors.